Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective November 2, 2020 (“Effective Date”), is made between Trillium Therapeutics USA Inc., a Delaware corporation (“Employer” or the “Company”), and Ingmar Bruns, MD, PhD (“Employee”). Employee and the Company are sometimes referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.         Employer is an immuno-oncology company in the business of discovering and developing cancer therapies.

B.         Employer desires to obtain the services of Employee as its Chief Medical Officer, in which capacity Employee will have access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information and will not solicit its employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C.         Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement and, as additional consideration, to obtain the stock options that Employer is willing to grant.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.         Employment. Employer hereby employs Employee, and Employee agrees to be employed as its Chief Medical Officer, commencing on the Effective Date. In this role, Employee will report directly to the Chief Executive Officer (“CEO”) and will have such responsibilities, duties and authority commensurate with the position at similar companies. Employee will devote his full business time and attention to the Employee’s duties. Employee will comply with all written/known rules, policies and procedures of Employer as modified from time to time. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws. Beginning on the later of February 1, 2021 or when the Company re-opens its office as a result of the Covid-19 pandemic, Employee will work primarily from Employer’s office in Massachusetts, USA.

2.         Term of Employment. The term of employment will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3.         Compensation and Stock Options. For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

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3.1.         Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of four hundred forty thousand U.S. Dollars ($440,000), payable in installments on the Company’s regular payroll dates for executives (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law. Employee’s Base Salary will be reviewed annually by the Employer and may be adjusted in the sole discretion of Employer based on such review, but will not be reduced by Employer unless the Employer reduces Employee’s then-current Base Salary by no more than 10% in connection with a similar, across-the-board reduction in the base salaries of similarly-situated executives at the Company.

3.2.         Incentive Bonus. Employee shall be eligible for a bonus of up to forty percent (40%) at target of Employee’s then-current Base Salary (for calendar year 2020, the bonus amount shall be prorated for the period commencing on the Effective Date and ending on December 31, 2020), based on achievement of criteria and objectives set annually by Employer’s Board of Directors. The determinations of the Board with respect to Employee’s incentive bonus will be final and binding. Employee must be in good standing on the bonus payout date, which shall be no later than March 15 of the calendar year following the calendar year to which the bonus relates. The bonus is not considered to be earned until the bonus payout date. If, for any reason, Employee is no longer an employee of the Company on the bonus payout date, Employee will not be eligible for, or entitled to receive, a bonus payment. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

3.3.         Stock Options. As a material inducement to the Employee entering into this Agreement and becoming an employee of the Company, and subject to approval by the Board or Compensation Committee, the Company will grant the Executive an option to purchase four hundred thousand (400,000) shares of the Company’s common stock (“New Hire Award”). The New Hire Award shall vest over four years, with twenty-five percent of the New Hire Award vesting on the one-year anniversary of the Effective Date and the remaining shares vesting in thirty-six equal monthly installments following the one-year anniversary of the Effective Date, subject to the Executive’s continued service relationship with the Company. The New Hire Award shall be granted in the form of a non-qualified stock option as an inducement grant consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4) instead of pursuant to the Company’s existing equity plan.

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In the event that the Company terminates Employee’s employment due to a Change of Control, such termination shall be deemed to constitute termination without Cause pursuant to Section 5.2, and all of the Employee’s options (subject to any performance conditions and all other conditions of the operative Stock Option Plan), will vest immediately prior to the termination date. Such vested options may be exercised until the earlier of (a) 120 days following the date of expiry of the notice period in connection with such termination (or, if there is no such notice period, 120 days following the actual termination date); or (b) the normal expiry date of the option rights. Upon the expiration of such period, all unexercised option rights of Employee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to Employee under the Stock Option Plan. For the purposes of this Agreement “Change of Control” shall mean any one or a combination of:

(i)         any transaction at any time and by whatever means pursuant to which (A) Trillium Therapeutics Inc. (hereinafter, the “Corporation”) goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Corporation voting securities immediately prior to such corporate transaction or reorganization or (B) any person or any group of two or more persons acting jointly or in concert (other than the Corporation, a wholly-owned subsidiary (as defined in the Securities Act (Ontario)) of the Corporation, an employee benefit plan of the Corporation or of any of its wholly-owned subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the Corporation’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)         the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a person other than a wholly-owned subsidiary of the Corporation;

(iii)         the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more persons which were wholly-owned subsidiaries of the Corporation immediately prior to such event;

(iv)         the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Corporation); or

(v)         the Board of Directors passes a resolution to the effect that, for the purposes of some or all of the option agreements issued under the applicable Stock Option Plan, an event set forth in (i), (ii), (iii) or (iv) above has occurred.

3.4.         Signing Bonus. Employee shall receive a one-time signing bonus in an amount of one hundred twenty thousand U.S. Dollars ($120,000), less withholdings, on the first payroll following Employee’s start date. In the event that Employee voluntarily terminates his employment with the Company before the end of the first year of employment, Employee agrees to repay the Company the full amount of the signing bonus. Employee will repay the amount of the signing bonus owed by personal check or other negotiable instrument within 30 days of the termination date. Employee’s voluntary termination for Good Reason as defined in Section 6.2 below shall not be a basis for Employee to repay any portion of said signing bonus.

4.	Other Benefits.

4.1.         Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will accrue up to four weeks of paid vacation each calendar year, which may be used in accordance with the Company’s vacation policy in effect from time to time. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

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4.2.         Health and Welfare Benefits. Employee is eligible to participate in the Company’s 401(k) Plan, as may be amended by the Company from time to time. The Company currently offers a hundred percent match on contributions to the 401(k) Plan up to five percent of Employee’s Base Salary or such lessor amount as may be required under applicable law. Employee shall also be entitled to participate in the Company’s group health, life insurance, disability insurance and other plans, as may be provided by the Company from time to time. Employee hereby acknowledges that he will not be eligible to participate in any group health, welfare, life insurance or other plans maintained by the Parent Company.

4.3.         Right of Set-off. By accepting this Agreement, Employee consents to a deduction from any amounts Employer owes Employee from time to time (including amounts owed to Employee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Employee by Employer), to the extent of the clear and established amounts, if any, that Employee owes to Employer. Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Employee owes it, calculated as set forth above, Employee agrees to pay immediately upon Employer’s demand, the unpaid balance to Employer.

4.4.         Indemnification. Employee will receive indemnification coverage pursuant to the terms and conditions of any applicable by-laws and/or Directors and Officers insurance policy that the Company makes available to its officer and directors. The Company agrees to maintain Director and Officer insurance coverage consistent with past practice. Any renewal Director and Officer insurance policy shall cover the periods of Employee’s employment with the Company, both as an active and a former employee of the Company and shall not decrease Employee’s protections thereunder.

In addition, the Company will enter into an Indemnification Agreement with Employee in a form mutually agreeable to the Company and Employee as of the Effective Date.

5.	Termination By Employer.

5.1.         For Cause. Employer will have the right to immediately terminate Employee’s employment under this Agreement for Cause. “Cause” means the reasonable and good faith belief by the CEO that any of the following has occurred: (a) any material breach of a material provision of this Agreement by Employee, including, without limitation, Employee’s covenants in Sections 7, 8, 9 and 10; (b) Employee’s willful and continued failure to substantially perform Employee’s material responsibilities reasonably assigned to him by the CEO (other than such a failure as a result of a Disability); (c) Employee’s willful failure to comply with lawful and reasonable directives of the CEO; (d) commission of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; (e) Employee willfully engaged in a violation of any statute, rule or regulation, any of which in the judgment of Employer is harmful to the business or to Employer’s reputation; (f) Employee willfully engaged in unethical practices, dishonesty or disloyalty that materially injures the Company or its business reputation; provided, that before terminating Employee’s employment for “Cause” under subsections (a), (b) or (c), the Employer shall provide Employee with written notice of the circumstances giving rise to a termination for Cause and a 30-day opportunity to cure such grounds, if curable. If cured, such events or grounds shall no longer be deemed a basis for a termination of Employee for “Cause,” at any time during Employee’s employment.

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Upon termination of Employee’s employment hereunder for Cause, Employer shall pay the Employee’s accrued Base Salary, any accrued but unused vacation and any other amounts earned through the termination date under an applicable company plan or policy, within the time period required by law but in no event more than 30 days after the termination date (the “Accrued Obligations”). Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date except for the Accrued Obligations.

5.2.         Without Cause. Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice; provided, however, that in addition to the Accrued Obligations, Employer will continue to pay Employee, as severance pay (“Severance Pay”), Employee’s Base Salary at the rate in effect on the termination date through the date that is six (6) months from the termination date; provided, further, that if Employee’s termination is due to a Change of Control (as defined in Section 3.3 above), then in lieu of the foregoing, Employer will continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the termination date through the date that is nine (9) months from the termination date. Furthermore, upon a termination by Employer without Cause and subject to an Employee’s election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Employer will pay to Employee a lump sum amount equal to six (6) times the employer paid portions of the monthly premiums in effect at the termination date for medical, dental and vision coverage in which the Employee participated as of the termination date (the “Health Benefit Payment”). Employee shall only be entitled to the Severance Pay and Health Benefit Payment if Employee signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer in a form acceptable to Employer (the “Release”), provided, however, that such release of claims shall only require Employee to release Employer from claims relating directly to Employee’s employment and the termination thereof, and shall not require Employee to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to his rights as a shareholder of the Company or any rights to indemnification which Employee possesses as of the separation date. The Severance Pay will be made at usual and customary pay intervals of Employer beginning on the first payroll period after the release of claims becomes effective and will be subject to all appropriate deductions and withholdings. The Health Benefit Payment will be made with the first payment of Severance Pay and will be subject to all appropriate deductions and withholdings. Employee shall only be entitled to Severance Pay and the Health Benefit Payment under this Agreement if Employee signs (and does not rescind) the Release with the applicable rescission period having expired within 60 days following Employee’s separation from service (or such shorter period as set forth in the Release), and if such sixty (60) day period spans two calendar years, payments will in all cases commence in the later calendar year. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph and, if applicable, in Section 3.3.

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5.3.	Death or Disability

Employee’s employment shall terminate automatically upon Employee’s death during his employment. Either Employer or Employee may terminate Employee’s employment in the event of Employee’s Disability during his employment. If Employer determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it shall give to Employee a written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with Employer shall terminate effective on the 30th day after receipt of such notice by Employee (the Disability Effective Date), provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. For purposes of this Agreement, “disability” means the inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the CEO and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law. Upon termination in the event of Employee’s death or Disability, Employer shall pay to Employee’s estate or Employee the Accrued Obligations. Employee’s estate or Employee will have no right to any unvested benefits or any other compensation or payments except as stated in this paragraph and in Section 3.3

6.	Resignation By Employee.

6.1         Resignation by Employee Other than for Good Reason. Employee may terminate Employee’s employment under this Agreement for any reason provided that Employee gives Employer at least sixty (60) days’ notice in writing. Employer may, at its option, accelerate such termination date to any date at least two (2) weeks after Employee’s notice of termination. Employer may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided. Employer will provide Employee with the Accrued Obligations, and all compensation, payments and unvested benefits will cease on the termination date.

6.2         Resignation by Employee for Good Reason. Furthermore, Employee may terminate this Agreement at any time upon written notice to the Employer for “Good Reason”, defined as (a) a material diminution of Employee’s authority, duties or responsibilities; (b) a material reduction in Employee’s Base Salary (except for a reduction of no more than 10% of Employee’s Base Salary consistent with section 3.1 above); (c) relocation of Employee’s principal workplaces, referring to Boston-metro area, by more than 50 miles, unless such relocation reduces Employee’s regular commuting time (and excluding Employee’s typical travel as set forth in this Agreement); (d) any breach by the Company of Section 4.4 above; or (e) a material breach of a material provision of this Agreement; provided, that before resigning for “Good Reason” under subsections (a), (b), (c) or (e), the Employee shall (i) provide Employer with written notice of the circumstances giving rise to a termination for Good Reason (which notice must be provided by Employee within 90 days of the Employee learning of the existence of the condition(s) giving rise to such Good Reason) and a 30-day opportunity to cure such grounds; and (ii) if the Employer did not cure such grounds, Employee ends his employment within 60 days after providing such notice to the Employer. If Employee terminates employment under this Agreement for Good Reason, in addition to the Accrued Obligations, Employee shall also be entitled to the “Severance Pay” and “Health Benefit Payment” as defined in Section 5.2 above, subject to the Release requirement and the timing of the payments described therein.

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7.	Restrictive Covenants.

7.1.         Noncompetition Covenant. Employee agrees that during his employment with the Company and for a period of one (1) year following Employee’s termination of employment for any reason other than a termination by the Company without Cause, as “Cause” is defined in Section 5.1 of the Agreement or by the Employee for Good Reason (“Restricted Period”), Employee shall not, anywhere the Company conducts business or is known by Employee to contemplate conducting business as of the termination date (the “Restricted Territory”), directly or indirectly (whether for compensation or without compensation), as principal, agent, owner, partner, employee, consultant, shareholder, member, director, manager or officer, as the case may be, or otherwise howsoever, own, operate, be engaged in or connected with the operation of or have any financial interest in or advance, lend money to, guarantee the debts or obligations of or permit Employee’s name or part thereof to be used or employed in any operation, whether a proprietorship, partnership, joint venture, company or other entity, legal or otherwise, whatsoever, or otherwise carry on or engage in any activity or business involving the field of innate immune system checkpoint inhibitors; provided, however, that such restrictions shall not preclude Employee from owning up to 1% of the totally outstanding stock of a publicly traded entity. It is mutually agreed upon by Employee and the Company that the grant of the New Hire Award shall serve as consideration for Employee’s compliance with this Section (in lieu of any post- employment garden leave payments), and that Employee would not receive the New Hire Award but-for Employee’s agreement to these restrictions on competition. Employee acknowledges that Employee has the right to consult with counsel prior to executing this Agreement. Employee further acknowledges that this Agreement is the formal offer of employment and that it was delivered to Employee at least ten (10) business days before the commencement of Employee’s employment with the Company. Nothing in this Section shall restrict the right of the Employee to practice medicine in any geographic area for any period of time during the Restricted Period.

7.2.         Non-solicitation Covenant. During the period commencing on the Effective Date and terminating on the first anniversary of the termination date, regardless of the reason for termination, Employee shall not, directly or indirectly (whether for compensation or without compensation), as principal, agent, owner, partner, employee, consultant, shareholder, member, director, manager or officer, as the case may be (other than as the holder of an ownership interest of not more than 1% of the total outstanding stock of a publicly traded entity):

(i)         solicit, or attempt to obtain business from, accept business from or contact any current or former customer of the Company regarding activity or business that is competitive with the business activities of the Company as they existed during the period that Employee provided services to the Company; or

(ii)         induce or attempt to induce any Company employee to terminate employment with the Company, hire or participate in the hiring of any Company employee or independent contractor, or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any Company employee or independent contractor (other than advertising not specifically targeted at the Company’s employees or contractors and serving as a reference upon request). For purposes of this paragraph, a Company employee or independent contractor means any person employed or contracted by the Company during the twelve (12) month period prior to the termination date.

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7.3.         Outside Employment. While employed by the Company, Employee is expected to devote his full-time efforts and energy to his job with the Company. The following types of outside employment (which includes paid consulting engagements) are strictly prohibited:

(i)         Employment that conflicts with Employee’s work schedule, duties and responsibilities;

(ii)        Employment that creates a conflict of interest or is incompatible with Employee’s employment with the Company;

(iii)       Employment that interferes with the protection of the Company’s proprietary or confidential information;

(iv)       Employment that impairs or has a detrimental effect on Employee’s work performance with the Company;

(v)        Employment that requires Employee to conduct work or related activities for outside employment on the Company’s property during the Employee’s working hours or using the Company’s facilities and/or equipment in relation to the Employee’s outside employment; and

(vi)       Employment that directly or indirectly competes with the business or the interests of the Company.

If Employee wishes to engage in outside employment, he must submit a written request to the Company explaining the details of the outside employment. No work related to Employee’s outside employment may be performed during Company time, with Company property or equipment, or on Company premises. The Company shall not provide workers’ compensation coverage or any other benefit for injuries occurring from or arising out of outside employment. Authorization to engage in outside employment can be revoked at any time. Volunteer/pro bono engagements are permitted by the Company so long as such engagements do not interfere with Employee’s work for the Company. Failure to adhere to this policy may result in discipline up to and including termination.

8.         Confidential Information. Employee recognizes that Employer’s business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Employee has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer.

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Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer) whether in hard copy, electronic, or other format, together with all copies of such material in Employee’s possession or control. Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information.

Employee’s obligations under this Section 8 are indefinite in term and shall survive the termination of Employee’s employment and/or this Agreement. However, Employee further understands that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order. Employee understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including attorneys’ fees.

Employee acknowledges that certain whistleblower laws permit Employee to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Company’s permission or notification, and that the Company will not consider such communications to violate this or any other agreement between Employee and the Company or any Company policy.

Employee acknowledges that under U.S. Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Employee has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Employee will consult with the Company. Employee understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.

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9.         Work Product and Copyrights. Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

9.1.         To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

9.2.         If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

10.         Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Employer’s business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee will:

10.1.         Make adequate written records of such Inventions, which records will be Employer’s property;

10.2.         Assign to Employer, at its request, any rights Employee may have to such Inventions for the U.S. and all foreign countries;

10.3.         Waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

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10.4.         Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions. Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Employee, either during or after the term of this Agreement, the following amounts if Employee is sole inventor, or Employee’s proportionate share if Employee is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Employee is named as an inventor in the patent.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE: This Section 10 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

11.         Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 7, 8, 9 or 10 of this Agreement might cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 7, 8, 9 or 10. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 7, 8, 9 or 10.

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12.         Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 12 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and all state laws related to employment. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

12.1.         Mediation. Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in Massachusetts in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the Parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other Party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees shall be paid entirely by the Company.

12.2.         Arbitration. If any claim or dispute has not been resolved in accordance with Section 12.1, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein, said arbitration to occur in Massachusetts. Employee understands that Employee may only bring such claims in Employee’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 12 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 12 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 12.2. The arbitrator’s fees shall be paid entirely by the Company.

13.         Disclosure to Future or Potential Employers. Employee agrees to reveal the terms of this Agreement as it relates to non-solicitation, confidentiality, inventions and patents and work product and copyrights to any future employer or potential employer of Employee and authorizes Employer, at its election, to make disclosure regarding said provisions.

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14.         Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

15.         Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely submission of satisfactory proof of Employee’s legal authorization to work in the United States, as required by United States immigration laws.

16.         Assignability. During Employee’s employment, this Agreement may not be assigned by either Party without the written consent of the other. However, Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns. The Employer shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved and shall require such person or entity to assume the Employer’s rights and obligations hereunder. For the avoidance of doubt, if Employee remains employed or becomes employed by the Employer, the purchaser or any of their affiliates in connection with any such transaction, then Employee shall not be entitled to any severance pay or benefits pursuant to Section 5.2 or 6.2 of this Agreement solely as a result of such transaction.

17.         Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, or email, by registered or certified mail, or by overnight courier, to Employee at his current address on file with the Company and ingmar.bruns@me.com, or to Employer at Trillium Therapeutics USA Inc. c/o Trillium Therapeutics Inc., 2488 Dunwin Drive, Mississauga, Ontario, L5L 1J9. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by email.

18.         Severability. If any provision of this Agreement or compliance by any of the Parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the Parties.

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19.         Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

20.         Governing Law and Venue. The validity, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the conflicts of law provisions of such laws. To the extent that any court action is permitted consistent with Section 11 of this Agreement or to enforce Section 12 of this Agreement, a court of competent jurisdiction in Massachusetts shall have exclusive jurisdiction and venue of any such lawsuit, and Employee and Employer consent to such venue and personal jurisdiction.

21.         Section 280G Safe Harbor Cap. If it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Employee whether pursuant to this Agreement or any other agreement between Employee and Employer, or any person or entity that acquires ownership or effective control of Employer, or ownership of a substantial portion of Employer’s assets (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after- tax payment to Employee after reducing Employee’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Employee without such reduction.

The reduction of the amounts payable hereunder, if applicable, shall be made by reducing payments that trigger the excise tax, and such reductions will be first the payment made pursuant to the Agreement and then to payments pursuant to any other agreements that are not subject to Section 409A of the Code, and finally to payments pursuant to any other agreements that are subject to Section 409A of the Code, provided that Employee shall have no ability to designate the order of such reductions. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 21, including determinations as to whether the Total Payments to Employee shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by Employer (the “Accounting Firm”).

If the Accounting Firm determines that the Total Payments to Employee shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 11 (such excess amount hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Employee made on the date such Employee received the Excess Payment. Employer or Employee, as applicable, shall notify the other within 30 days of its receipt of such final determination of the amount of the Excess Payment, along with a copy of the final determination, and Employee shall repay the Excess Payment amount to Employer within 30 days of such notification; provided, however, if Employee shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay Employer), Employee shall provide Employer with written evidence of such requirement to pay an Excise Tax amount, and shall then be required to repay the Excess Payment reduced by such Excise Tax amount (or if already paid by Employee, Employer shall reimburse Employee within 10 days of proof of payment).

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22.         409A Savings Clause. The intent of the Parties is that payments and benefits under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and that is subject to Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” If a payment obligation under this Agreement arises on account of Employee’s separation from service while Employee is a " specified employee" (as defined under Code Section 409A(a)(2)(B)(i) and determined in good faith by the Company), any payment of "deferred compensation" (as defined under Treasury Regulation Section l .409A-l (b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-l(b)(3) through (b)(l2)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six:-month period beginning on the date of such separation from service or, if earlier, within 15 days after the Employee's death. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

23.         Counterparts. This Agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

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24.         Withholding; Tax Effect. All payments made by the Company to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

25.         Costs and Fees Related to Negotiation and Execution of Agreement. Employee has read this Agreement carefully and understands each of its terms and conditions. Employee acknowledges and agrees that he has been advised to seek the advice of independent legal counsel to the extent Employee deems such advice necessary in connection with the review and execution of this Agreement. Each Party shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders’ fees or brokers’ fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

26.         Entire Agreement. This instrument contains the entire agreement of the Parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by Employer. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Employee’s employment to the extent necessary to effectuate the terms contained herein.

IN WITNESS WHEREOF, the Parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER

By:	/s/ Jan Skvarka
Name:	Jan Skvarka
Title:	CEO

EMPLOYEE

Signature:	/s/ Ingmar Bruns
Name:	Ingmar Bruns